Filed pursuant to Rule 433
Registration Nos. 333-158741
and 333-158741-03

FULL Pxing USAA $500MM Auto New Issue* USAOT 2012-1

$500mm USAA Auto Owner Trust 2012-1 [USAOT 2012-1]
Jt-Leads: CITI (str), RBS
Co-Mgrs: BOTM, CS, DB and RBC (on AAA only)

CL	Note Balance	WAL	M/S	PW	EXP	LEG	*PXD*	YLD%

A1	142	0.33	P1/A1+	1-8	13-May	13-Sep	YLD-27bp	0.23
A2	172	1.1	Aaa/AAA	8-19	14-Apr	15-Jun	EDSF+2	0.39
A3	125	2.1	Aaa/AAA	19-32	15-May	16-Aug	ISWP+3	0.436
A4	52.18	2.88	Aaa/AAA	32-35	15-Aug	17-Aug	ISWP+12	0.578
B	8.82	2.91	A1/AA	35-35	15-Aug	18-Dec	ISWP+57	1.03

TICKER: USAOT 2012-1
REGISTRATION: PUBLIC
EXPECTED SETTLE: 9/19/2012
FIRST PAY: 10/15/2012
ERISA ELIGIBLE: Yes
MIN DENOM: 1x1
PRICING SPEED: 1.5ABS to 10% CLEAN UP CALL
BILL & DELIVER: CITI

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.